EXHIBIT 4.13

CONSULTING AGREEMENT

THIS AGREEMENT is dated for reference the 1st day of March, 2010 (the “Effective Date”).

BETWEEN:
CROSSHAIR EXPLORATION & MINING  CORP., a company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at Suite 1240, 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1

(the “Company”)

AND:
SUNDANCE GEOLOGICAL LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at 1419 – 133A Street, Surrey, British Columbia, V4A 6A2

(the “Consultant”)

AND:
C. STEWART WALLIS, a professional geologist with an address at 1419 - 133A Street, Surrey, British Columbia, V4A 6A2

(“Wallis”)

WHEREAS:

A.           The Company is a junior uranium and gold exploration company, the shares of which trade on the Toronto Stock Exchange and NYSE Amex;

B.           The Consultant will provide the personal services of Wallis, who has certain management and geological expertise; and

C.           The Company wishes to engage the services of the Consultant, and the Consultant wishes to be engaged by the Company, to provide the personal services of Wallis to perform the functions of Chief Executive Officer, President and of a management and geological consultant to the Company;

NOW THEREFORE, in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT OF CONSULTANT

1.1           The Company hereby appoints and engages the Consultant to provide the personal services of Wallis to act as Chief Executive Officer and President of the Company and to perform the functions of a management and geological consultant with respect to the Services (as defined below) and the Consultant hereby accepts such appointment and engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.	SERVICES OF CONSULTANT

2.1           During the Term (as defined below), the Consultant shall provide to the Company the personal services of Wallis to act as Chief Executive Officer and President of the Company and to provide such general management and geological consulting services as the Company may require from time to time (collectively, the “Services”).

2.2           During the Term (as defined below), the Consultant will allot a minimum 75% of Wallis’ time to the performance of the Services to the Company.  It is understood and agreed that the Consultant shall allot most of the remaining 25% of Wallis’ time to providing services to EGM Exploration Management Corp.  The Company acknowledges that Wallis serves as a director and qualified person to Diamonds International Exploration Inc. and as a technical advisor to Gallahad Metals Inc.  The Company agrees that Wallis may continue in these roles provided that the Consultant ensures that Wallis will not provide services to any other entity during the term of this Agreement without the written consent of the Chair of the Company.

2.3           The Consultant shall at all times and in all respects do its utmost to enhance and develop the business interests and welfare of the Company.

2.4           The Consultant shall report to the Board of Directors of the Company, and the Consultant shall furnish regular reports and any other data and information relating to the Services as may, from time to time, be requested by the Company.

3.	COMPENSATION

3.1           Fees:  For performing the Services, the Company shall pay to the Consultant a monthly consulting fee (the “Fee”) of $15,000 per month plus GST (or HST as applicable), payable semi-monthly on the 15th and last day of each successive month to the end of the term of this Agreement as defined in Section 5.15.1 below.

3.2           Bonus:  The Consultant will be eligible for an annual bonus of $50,000 plus GST (or HST as applicable), (the “Annual Bonus”).  The Annual Bonus shall be paid within thirty (30) days of the Company’s fiscal year end and shall be based and shall be based on the Company’s performance both individually and in relation to its peers.  In the event the Company pays the Consultant an Annual Bonus of less than $50,000, the Board of Directors shall provide written reasons to the Consultant within thirty (30) days of the Company’s fiscal year end explaining why the full amount of the Annual Bonus was not provided in that year.  In the event that the term of this Agreement, or any renewal thereof, expires during a fiscal year, then the Company shall pay to the Consultant a pro-rated bonus based on the number of months worked by the Consultant in that year.

3.3           Vacation:  The Company agrees that Wallis may take four (4) weeks of vacation per calendar year of the Term and that vacation is included in the Fee set out in Section 3.13.1 above, annualized.

3.4           Medical Benefits:  Wallis shall be eligible to participate in all medical, dental, extended health and insurance benefits offered to employees of the Company and all premium costs shall be paid by the Company.

4.	BUSINESS EXPENSES

4.1           The Company shall reimburse the Consultant in accordance with the Company’s policies for all reasonable business and travel expenses actually and properly incurred by the Consultant in connection with the Consultant’s duties hereunder.  Such reimbursement is subject to the Consultant keeping proper accounts and furnishing to the Company, within a reasonable time after the expenses are incurred, all applicable statements, vouchers and other evidence of expenses in such form as the Company may reasonably require.

5.	TERM AND RENEWAL

5.1           The term of this Agreement shall commence on the Effective Date and automatically cease at 11:59 p.m. (Vancouver time) on the third anniversary of the Effective Date (the “Term”), unless earlier terminated as hereinafter provided or unless the parties have agreed in writing to renew this Agreement.  The Company and the Consultant may extend the Term on similar terms and conditions by further agreement in writing to that effect.

6.	TERMINATION

6.1           The Consultant shall have the right to terminate this Agreement at any time by giving the Company at least thirty (30) days prior written notice of the effective date of such termination.

6.2           The Company may terminate this Agreement without just cause prior to the end of the Term as defined in Section 5.15.1 by providing the Consultant with written notice and paying to the Consultant a lump sum payment equivalent to the lesser of twelve (12) months’ Fees as defined in Section 3.13.1 above or a lump sum payment equivalent to the Fees payable for the duration of the Term.

6.3           This Agreement and the Term shall terminate automatically, without any prior notice or any payment to the Consultant, on the death or permanent incapacity of Wallis.

7.	CHANGE OF CONTROL

7.1           Termination By Company:  In the event that within the twelve (12) month period immediately following a Change of Control (as defined in Section 7.27.2 of this Agreement), any of the following occur:

(a)
a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Consultant’s position, duties or responsibilities in effect immediately prior to any Change of Control;

(b)
a failure by the Company to increase the Consultant’s Fee, Annual Bonus, benefits, vacation or other form of compensation in a manner consistent (both as to frequency and as to percentage increase) with increases granted generally to the Company’s executives;

(c)	a decrease in the Consultant’s Fee, vacation or other compensation;

(d)	a relocation of the Consultant’s principal place of employment outside the Greater Vancouver Regional District; or

(e)	any breach by the Company of any provision of this Agreement.

then, at the Consultant’s election, of which the Consultant shall advise the Company, by notice in writing within thirty (30) days of the Change of Control event, this Agreement shall be deemed to have been terminated by the Company and the Company will, immediately upon such termination, pay to the Consultant an amount equal to its Fee for twenty-four (24) months.  The Company shall continue to provide all medical and health care benefits and all other benefits that it is permitted or able to provide under the applicable rules of the relevant plans for a period of twenty-four (24) months from the date of the Consultant’s election following a Change of Control.  In addition, upon any Change of Control, all stock options to purchase shares or other securities in the capital of the Company, or any of its subsidiaries, parents or affiliates, which are then held the Consultant and which have not vested shall immediately vest and become exercisable immediately prior to such Change of Control. The Consultant further agrees that compensation payable pursuant to this Section 7.17.1 is in lieu of any termination payment payable under Section 6.16.1 of this Agreement and shall be the maximum compensation to which the Consultant is entitled to receive as a result of the termination of this Agreement, and the Company will have no further obligations to the Consultant with respect to the termination of this Agreement.

7.2           Change of Control:  For the purposes of this agreement, a “Change of Control” means any of the following:

(a)
there is a direct or indirect acquisition by a person or group of persons (excluding the Consultant or any person associated with the Consultant) acting jointly or in concert of the voting securities of the Company (as defined in the Securities Act R.S.B.C. 1996, c.418 as the same may be amended from time to time and any successor legislation thereto) that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of the Company;

(b)
the completion of a merger, amalgamation, arrangement, business combination or similar transaction with a person or group of persons that is not associated or affiliated (within the meaning of the Business Corporations Act (British Columbia) as amended) with the Company; or

(c)	the sale, lease or transfer of all or substantially all of the Company’s assets; or

(d)	the incumbent directors no longer constitute a majority of the Board of Directors of the Company.

and, as a result of such change, the incumbent directors no longer constitute a majority of the Board of Directors of the Company.

8.	CONFIDENTIALITY

8.1           The Consultant and Wallis acknowledge and agree that in the performance of the Consultant’s obligations under this Agreement, they may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company and/or its affiliated companies (the “Affiliated Companies”).  The Consultant and Wallis shall not, without the prior written consent of the Company, either during the Term or at any time thereafter:

(a)	use or disclose any Confidential Information outside of the Company or the Affiliated Companies, except as reasonably necessary to perform the Services;

(b)
except in undertaking the Services, remove or aid in the removal from the premises of the Company or any of the Affiliated Companies any Confidential Information or any property or material relating thereto; or

(c)	use the Confidential Information for any purpose other than in performing the Services.

8.2           The Consultant and Wallis shall exercise a reasonable degree of care in safeguarding the aforementioned Confidential Information against loss, theft, or other inadvertent disclosure, and further agrees to take all reasonable steps necessary to ensure the maintenance of confidentiality.

8.3           Upon the termination of this Agreement, or upon the Company’s earlier request, the Consultant and Wallis shall promptly deliver to the Company all of the Confidential Information that the Consultant may have in its possession or control.

8.4           In this Agreement, “Confidential Information” shall mean any information or knowledge including, without limitation, any document, materials, formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea, client list, marketing strategy or employee compensation, or copies or adaptations thereof, that:

(a)	relates to the business or affairs of the Company and/or the Affiliated Companies;

(b)	is private or confidential in that it is not generally known or available to the public; and

(c)	gives or would give the Company and/or the Affiliated Companies an opportunity to obtain an advantage over competitors who do not know of or use it.

8.5           Confidential Information shall specifically not include anything that:

(a)	is in or enters lawfully into the public domain other than as a result of a disclosure by the Consultant;

(b)	becomes available to the Consultant on a non-confidential basis from a source other than the Company, or any of its representatives, and that source was not under any obligation of confidentiality; or

(c)
the Consultant is required to disclose pursuant to an order of a court of competent jurisdiction or by the operation of law; provided that, the Consultant provides prompt prior written notice to the Company of such required disclosure and of the action which is proposed to be taken in response.  In such an event, and only after the Consultant shall have made a reasonable effort to obtain a protective order or other reliable assurance affording such information confidential treatment, the Consultant shall furnish only that portion of the Confidential Information which it is required to disclose.

9.	SPECIAL RELATIONSHIP

9.1           The Consultant is in a special relationship with the Company as such term is defined in applicable Canadian securities laws.  The Consultant and Wallis agree that they will not trade any securities of the Company unless any material information or changes have first been released to the public and secondly that in the event of termination of this Agreement the Consultant and Wallis will keep confidential such information until it is publicly disclosed.

9.2           Notwithstanding the generality of the foregoing, the Consultant and Wallis will ensure that any trading which the Consultant or Wallis does in the Company’s securities is done in compliance with all applicable securities laws.  The Consultant and Wallis agree that they will not compete with the Company by endeavouring to directly or indirectly acquire any business or property interests based upon information learned from the Company.  The Consultant and Wallis agree to provide to the Company all materials delivered to the Consultant in connection with this Agreement and all materials prepared by the Consultant for the Company in connection with this Agreement, upon termination hereof.

10.	NON-SOLICITATION

10.1           The Consultant and Wallis covenant, undertake and agree with the Company that during the Term and for a period of one year from the date of expiration or termination of this Agreement for any reason whatsoever, they shall not, on their own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, offer employment to or solicit the employment of or otherwise entice away from the employment of the Company or any of the Affiliated Companies, any individual who is employed or engaged by the Company or any of the Affiliated Companies at the date of expiration or termination of this Agreement or who was employed or engaged by the Company or any of the Affiliated Companies within the one year period immediately preceding the date of expiration or termination of this Agreement, as applicable.

10.2           The Consultant and Wallis acknowledge and agree that the above restriction on non-solicitation is reasonable and necessary for the proper protection of the businesses, property and goodwill of the Company and the Affiliated Companies.

11.	COMPLIANCE WITH LAWS

11.1           The Services undertaken by the Consultant under this Agreement shall be in full compliance with all applicable laws and consistent with a high degree of business and professional ethics.

12.	INDEMNIFICATION

12.1           The Consultant shall indemnify and save harmless the Company for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Company arising out of third party claims relating to the presence or activities of the Consultant or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by:

(a)	any wilful or knowing breach of the Consultant’s obligation in Section 1111 herein; and

(b)	any gross negligence, wilful misconduct or fraud on the part of the Consultant in performing the Services.

12.2           Subject to the Consultant’s obligation to indemnify the Company under this Section 1212, and provided that the Consultant has not breached Section 1111, the Company shall indemnify and save harmless the Consultant for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Consultant arising out of third party claims relating to the presence or activities of the Consultant and/or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by the gross negligence, wilful misconduct or fraud on the part of the Company.

12.3           Neither the Company nor the Consultant shall be liable for any consequential loss, including but not limited to, claims for loss of profit, revenue or capital, loss of use of utilities, equipment or facilities, down-time cost, service interruption, cost of money, injury or damage of any character whatsoever.

13.	REMEDIES

13.1           The Consultant and Wallis acknowledge and agree that any breach of this Agreement by either of them could cause irreparable damage to the Company and/or the Affiliated Companies and that in the event of a breach by the Consultant or Wallis, the Company shall have in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by the Consultant of any of the provisions of this Agreement.  In the event of any such dispute, the Consultant and Wallis agree that the Company shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining conduct of the Consultant pending a determination of such dispute and that no bond or other security shall be required from the Company in connection therewith.  The Consultant and Wallis acknowledge and agree that the remedies of the Company specified in this Agreement are in addition to and not in substitution for any other rights and remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that the Company may have recourse to any one or more of its available rights and remedies as it shall see fit.

14.	RIGHT OF SET-OFF

14.1           The Company may set-off against the Fees any amount owing to the Company by the Consultant under this Agreement.

15.	RELATIONSHIP

15.1           The Company and Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement shall for all purposes be that of an independent contractor, and all Persons employed or engaged by the Consultant in connection herewith shall for all purposes be considered to be employed or engaged, as applicable, by the Consultant and not by the Company.  The Company shall have no obligation whatsoever to:

(a)	pay or compensate the Consultant and/or any representative thereof for:

(i)	taxes of any kind whatsoever that arise out of or with respect to any fee, remuneration or compensation provided to the Consultant under this Agreement, other than GST;

(ii)	holding any position with the Company;

(b)	provide benefits to the Consultant and/or any representative thereof relating to:

(i)	sickness or accident, whether or not resulting from the performance by the Consultant of its obligations under this Agreement;

(ii)	retirement or pension benefits; or

(iii)	any other benefits provided by the Company or any of the Affiliated Companies to any of their employees.

15.2           The Consultant shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company and/or any of the Affiliated Companies may suffer or incur with respect to any amount which a competent government authority determines should have been deducted by the Company from compensation payable to the Consultant.

16.	SURVIVAL OF TERMS

16.1           8s 8 through 1515, inclusive, and this Section 1616, shall survive and remain in force notwithstanding the expiration or other termination of this Agreement for any reason whatsoever.  Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

17.	NO ASSIGNMENT

17.1           Neither this Agreement nor any of the rights of any of the parties under this Agreement shall be assigned without the written consent of all the parties.

18.	SUCCESSORS AND ASSIGNS

18.1           The Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

19.	WAIVER

19.1           Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

20.	GOVERNING LAWS

20.1           Unless otherwise agreed to in writing by the parties, the Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereto submit and attorn to the jurisdiction of the courts of the Province of British Columbia.

21.	FURTHER ASSURANCES

21.1           Each of the parties shall, on request by the other party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other party may reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to ensure the completion of the transactions contemplated hereby.

22.	NOTICES

22.1           All notices required or permitted under this Agreement shall be in writing and shall be given by delivering such notice or mailing such notice by pre-paid registered mail or by facsimile transmission, addressed as follows:

If to the Company:

Crosshair Exploration & Mining Corp.
Suite 1240, 1140 W. Pender St.
Vancouver, B.C.  V6E 4G1
Attention:  Mark J. Morabito
Fax:  (604) 681-8039

If to the Consultant:

Sundance Geological Ltd.
1419 – 133A Street
Surrey, B.C.  V6A 6A2
Attention:  C. Stewart Wallis
Fax:  (604) 681-8039

If to Wallis:

Sundance Geological Ltd.
1419 – 133A Street
Surrey, B.C.  V6A 6A2
Fax:  (604) 681-8039

Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered (or the next business day if the day of delivery is not a business day), and if mailed, shall be deemed to have been given or made and received on the fifth business day following the day on which it was so mailed and if faxed (with confirmation received) shall be deemed to have been given or made and received on the day on which it was so faxed (or the next business day if the day of sending is not a business day).  The parties may give from time to time written notice of change of address in the manner aforesaid.

23.	CONSTRUCTION

23.1           In this Agreement, unless otherwise indicated:

(a)	“Agreement” means this Consulting Agreement and all schedules attached thereto;

(b)
the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)	“herein”, “hereby”, “hereunder”, “hereof”, “hereto” and words of similar import, refer to this Agreement as a whole and not to any particular Section of this Agreement.

(d)
a reference to a statute means that statute, as amended and in effect as of the date hereof, and includes each and every regulation and rule made thereunder and in effect as of the date hereof, and includes all amendments thereof given effect from time to time;

(e)	a reference to a Section means, unless the context otherwise requires, that specific Section in Agreement;

(f)	a reference to a “consent”, “notice” or “agreement” means a consent, notice or agreement, as the case may be, by an authorized representative of the party or parties thereto;

(g)	where a word, term or phrase is defined herein, its derivatives or other grammatical forms have a corresponding meaning;

(h)
all words, other than defined terms, used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or the plural and the masculine, feminine or body corporate, as the context may require;

(i)	time is of the essence;

(j)
in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day;

(k)	references to a “party” or “parties” are references to a party or parties to this Agreement;

(l)	the headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only; and

(m)	unless otherwise agreed to in writing by the parties, all dollar amounts referred to herein are expressed in Canadian dollars.

24.	SEVERABILITY

24.1           If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then to the fullest extent permitted by law: (a) all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible; and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

25.	FORCE MAJEURE

25.1           In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; or any other cause beyond the reasonable control of the party invoking this Section 2525, if such party shall have used its reasonable efforts to avoid such occurrence, such party shall give notice to the other party in writing promptly, and thereupon the affected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

26.	COUNTERPARTS AND FACSIMILE

26.1           This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

27.	INDEPENDENT LEGAL ADVICE

27.1           The Company has recommended to the Consultant that it obtain independent legal advice prior to signing this Agreement.  The Consultant acknowledges that it has received independent legal advice or has waived the opportunity to do so and has elected to proceed without benefit of same.

IN WITNESS WHEREOF this Agreement has been executed as of the Effective Date.

CROSSHAIR EXPLORATION & MINING CORP.

Per:
“Mark J. Morabito”
Authorized Signatory

SUNDANCE GEOLOGICAL LTD.

Per:
“Stewart Wallis”
Authorized Signatory

SIGNED, SEALED, AND DELIVERED in the presence of:	) )
)
“Sheila Paine”	)
Witness	)	“C. Stewart Wallis”
	)	C. STEWART WALLIS
1701-7360 Halifax St., Burnaby, B.C.	)
Address	)
)
Corporate Secretary	)
Occupation	)